Exhibit 99.1

To Our Shareholders,

Consistent with recent trends, our second-quarter revenues reached a record $518.9 million, an increase of $6.5 million, or 1.3%, compared with the second quarter of 2025. Revenue growth during the quarter was driven by our Residential/Commercial (R/C) operations, which increased 2.5% year over year, while Utility Services revenue remained consistent with the prior-year period. Despite achieving record quarterly revenue, profitability declined due to ongoing cost pressures, greatly reduced storm activity and challenging market conditions. Income from operations decreased to $42.5 million from $49.1 million in the second quarter of 2025, while net income declined to $24.7 million from $32.8 million in the prior-year period.
For the first six months of 2026, revenues reached $954.7 million, an increase of $7.4 million, or 0.8%, compared to the same period in 2025. Utility revenue increased 1.4% and R/C revenue was relatively flat year-to-date, compared to the prior year. The Utility segment generated year-to-date revenue of $529.5 million, up from $522.0 million in 2025, reflecting growth across several service lines. The Residential/Commercial segment generated $423.0 million in revenue, a slight decrease from the prior year. Growth in residential operations was offset by lower Commercial Landscape Services (CLS) activity, which previously benefited from significant storm-related work in early 2025 following the 2024 hurricane season. Despite a more challenging operating environment, our diversified business model continues to provide stability across market cycles, and the strength of our Utility operations helped offset softness in certain Residential/Commercial service lines during the first half of the year.
From a profitability perspective, the first half of 2026 was marked by a challenging operating environment. Income from operations totaled $31.6 million, compared to $47.6 million in the prior-year period, while net income declined to $14.0 million from $29.5 million in the first six months of 2025. Our results were affected by a combination of factors, including softness in consumer spending, inflationary cost pressures, reductions and pauses in federal spending, key contract timing, tariff volatility, and higher material, fuel and equipment-repair costs driven by ongoing geopolitical instability. These conditions created headwinds across several areas of the business, particularly those serving government-funded projects and clients experiencing increased budget pressures. Despite these challenges, our focus remains unchanged. We are committed to disciplined cost management, operational excellence, and pricing strategies that appropriately reflect market conditions.
Our balance sheet remains solid, although leverage remains above historical levels as we continue to realize the benefits of several generational investments. These investments include the implementation of SAP S/4HANA®, the completion of the Davey SEED (Science, Employee Education and Development) Campus in 2025, and the deployment of telematics technology across our vehicle fleet to enhance employee and community safety.

Interest expense increased to $13.1 million during the first six months of 2026, compared with $9.4 million in the prior-year period, reflecting higher debt levels associated with these investments, as well as the continued elevated interest rate environment. While these initiatives have impacted debt levels and near-term earnings, they are expected to strengthen our operational capabilities, improve efficiency, and support long-term growth. With the SEED campus and telematics deployments completed, and the SAP upgrade completion occurring prior to the year-end holidays, our capital requirements will normalize for 2027, and debt reduction will be the focus. We remain committed to disciplined cash management, maintaining financial flexibility, and allocating capital in a manner that creates long-term value for our shareholders.
Our independent stock valuation firm, Management Planning Inc. (MPI), determined that our market price, effective June 30, 2026, increased to $28.90 per share, up from $27.60 per share at year-end, representing an increase of 4.7%. This increase reflects Davey’s operating performance, the valuators’ confidence in our ability to achieve our long-term forecast, the impact of share redemptions, and the strong performance of our peer group during the first six months of 2026. Additionally, I am pleased to announce that, at its July meeting, the Board of Directors approved a dividend of $0.03 per share for the third quarter of 2026.
As we begin the second half of 2026, I want to thank our employees for their continued hard work, dedication, and commitment to Davey. Their professionalism, resilience, and unwavering focus on our customers are the foundation of our success. While challenges remain, including economic uncertainty, margin pressures, and labor availability, we are focused on cost-cutting initiatives, improving execution and delivering stronger results. I am confident in our team’s ability to meet these challenges, seize opportunities, and continue building a stronger company for the future.

For additional information and news on the Company, please go to:
https://www.davey.com/shareholders
Thank you all for your continued support.

Patrick M. Covey
Chairman, President and Chief Executive Officer

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28 2025	July 4, 2026	June 28 2025
Operating Statement Data:
Revenues	$518,933	$512,445	$954,708	$947,281
Costs and expenses:
Operating	326,991	321,321	621,868	617,253
Selling	87,871	85,603	170,138	166,956
General and administrative	40,561	39,036	89,760	79,636
Depreciation and amortization	23,106	19,333	44,362	37,901
Gain on sale of assets, net	(2,081)	(1,982)	(2,973)	(2,015)
Income from operations	42,485	49,134	31,553	47,550
Interest expense	(8,480)	(4,980)	(13,073)	(9,362)
Interest income	2,054	756	2,404	1,308
Other, net	(2,165)	424	(4,337)	(1,292)

Income before income taxes	33,894	45,334	16,547	38,204
Income tax	9,162	12,564	2,500	8,692
Net Income	$24,732	$32,770	$14,047	$29,512

Net income per share:
Basic	$.64	$.81	$.36	$.72
Diluted	$.62	$.78	$.35	$.69

Weighted average shares outstanding:
Basic & Diluted	38,412	40,584	39,328	41,009
Diluted	39,611	42,224	40,474	42,586
Dividends per share	$.030	$.025	$.060	$.050

Balance Sheet Data:	July 4, 2026	December 31, 2025
Cash and accounts receivable	$442,666	$397,867
Current:
Assets	531,199	519,707
Liabilities	336,469	389,596
Net working capital	$194,730	$130,111
Long-term debt	$476,861	$317,279
Other long-term liabilities	425,928	433,325
Total equity	335,445	356,600
Total assets	$1,574,703	$1,496,800
Common shares, net outstanding	38,783	39,469

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2025, and in our subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.